EXHIBIT 10.9K

April 14, 2004

Thomas H. Silberg

18776 Bernardo Trails Drive

Rancho Bernardo, CA 92128

Dear Tom:

We are pleased to offer you a position with Tercica, Inc., as its Chief Operating Officer, reporting to the Chief Executive Officer. If you decide to join us, you will receive an annual salary of $310,000, less standard payroll deductions and all required withholdings. Your salary will be paid semi-monthly in accordance with our normal payroll procedures, and, as an employee, you will also be eligible to receive standard employee benefits, including the benefits detailed in Exhibit A.

We currently anticipate that your target bonus will be up to 33% of your annual salary, less standard payroll deductions and all required withholdings, at the Company’s discretion, dependent upon both Company and individual performance.

In addition, if you decide to join us, we will recommend to our Board of Directors that you be granted an option to purchase 300,000 shares of common stock of Tercica. During the term of your employment with us, 25% of the shares subject to the option will vest on the one-year anniversary of your start date, and the remaining shares will vest ratably over the next thirty-six (36) months. All option grants will be subject to the terms and conditions of our stock option plan and form of stock option agreement.

We are pleased to offer you a sign-on bonus of $50,000, less standard payroll deductions and all required withholdings. You agree to return this bonus on a pro rata basis if you voluntarily resign or are terminated for Cause within eighteen (18) months after your start date. If you leave the Company for any reason more than eighteen months after the start date, you will not need to return any portion of this bonus.

The Company will pay you $7,000 per month, less standard payroll deductions and all required withholdings, for the cost of temporary housing expenses and travel to and from the San Francisco Bay Area. You will be eligible for this monthly payment until the sooner of: (a) the relocation of your household to the San Francisco Bay Area; or (b) nine (9) months from your start date.

The Company will reimburse you up to $25,000 for usual and customary moving expenses incurred in relocating your household from Rancho Bernardo, California to the San Francisco Bay Area. You agree to return this reimbursement on a pro rata basis if you voluntarily resign or are terminated for Cause within two (2) years after your relocation to the San Francisco Bay Area. If you leave the Company for any reason more than two years after your relocation, you will not need to return any portion of the reimbursement.

The Company will reimburse you up to $75,000 for expenses relating to usual and customary costs associated with the sale of your Rancho Bernardo, California home and/or the purchase of a home in the San Francisco Bay Area, upon your relocation to the San Francisco Bay Area. All of the payments described in this paragraph will be subject to full gross-up of required taxes and such will be paid by the Company. You agree to return this reimbursement on a pro rata basis if you voluntarily resign or are terminated for Cause within two (2) years after your start date. If you leave the Company for any reason more than two years after the start date, you will not need to return any portion of the reimbursement.

In addition, if the Company terminates your employment without Cause (as defined in Exhibit B) and not within 12 months after a Change of Control (as defined in Exhibit B), then, subject to your entering into and not revoking the Company’s standard form of release of claims in favor of the Company, you will receive a severance payment equal to six (6) months of your base salary in effect at the time of termination, the shares subject to your stock options will not continue to vest after the date of termination, and you will have ninety (90) days to exercise all those stock option shares that have vested as of the date of termination.

If the Company terminates your employment without Cause or you terminate your employment for Good Reason (as defined in Exhibit B) in either case within 12 months after a Change of Control, then, subject to your entering into and not revoking the Company’s standard form of release of claims in favor of the Company, you will receive a severance payment equal to six (6) months of your base salary in effect at the time of termination, the vesting for 50% of the unvested stock option shares will be accelerated so as to vest as of the date of termination, and you will have ninety (90) days to exercise all those stock option shares that have vested as of the date of termination.

We are excited about your joining Tercica and we look forward to a beneficial and productive relationship. Please note, however, that your employment with the Company constitutes at-will employment and is subject to all the Terms and Conditions of Employment set forth in Exhibit C, including the provisions of the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Agreement”), a copy of which is attached to this letter as Annex 1. Please read both those documents carefully. A duplicate original of this letter, including

Exhibit A, Exhibit B, Exhibit C and the Agreement attached as Annex 1, is enclosed for your records.

This offer of employment is contingent upon the granting of employment authorization through the INS’s approval of the Company’s H1-B visa petition on your behalf (if applicable), the costs of which will be paid by Tercica. Your first day of employment will be within three (3) business days of receiving such INS approval.

To accept the Company’s offer, please sign and date both this letter and the Agreement in the spaces provided and return both to the Company. This offer of employment will terminate if we do not receive your signatures to both this letter and the Agreement by April 17, 2004. You understand that, by signing this letter, you are also agreeing to the Terms and Conditions of Employment set forth in Exhibit C.

This letter, including Exhibit A, Exhibit B, Exhibit C and the Agreement attached as Annex 1, sets forth the entire terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral, and may not be modified or amended except by a written agreement signed by you and approved by the Company’s Board of Directors.

We look forward to your favorable reply and to working with you at Tercica, Inc.

Sincerely,

TERCICA, INC.

/s/ John A. Scarlett, M.D.

John A. Scarlett, M.D.
President and Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Thomas H. Silberg

Printed Name:	T.H. Silberg

Date:	4-16-04

Enclosures

Duplicate letter, with Exhibit A, Exhibit B, Exhibit C and Annex 1